Exhibit 99.1


Investor Contact: Ken Jones
                  864-597-8658

Media Contact:    Debbie Atkins
                  864-597-8361


             DENNY'S MOURNS LOSS OF BOARD CHAIRMAN CHARLES F. MORAN

         Spartanburg, S.C., April 13, 2004 - Denny's Corporation (OTCBB:DNYY) today reported that Charles F. Moran, 74, Chairman of the Denny's Board of Directors, passed away Monday afternoon.

         "The Denny's family is deeply saddened by the death of our leader, colleague and friend," said Nelson J. Marchioli, president and chief executive officer. "We are extremely grateful for Charley's tremendous contributions to Denny's and we are privileged to have had the opportunity to work with him. Charley's leadership during his term as Chairman played a pivotal role in the turnaround of the Denny's brand. We will certainly miss his guidance and friendship, and we send our deepest sympathies to his family at this time of great loss."

         Moran was appointed to serve on the Denny's Board in January 1998 and became Chairman of the Board in January 2002. He was a retired executive with 40 years of leadership experience at Sears, Roebuck and Co., including membership on the Sears Management Committee as well as senior positions in the areas of operations, corporate planning and technology.

         The Board of Directors of Denny's has named current Board member Robert
E. Marks as Interim Chairman. The Board will formalize a process to name a permanent replacement in due course.

         Denny's is America's largest full-service family restaurant chain, consisting of 558 company-owned units and 1,064 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website at www.dennys.com.